U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): April 2, 2004
                                                           -------------


                               INFOCROSSING, INC.
               (Exact name of issuer as specified in its charter)


                 Delaware                0-20824         13-3252333
       ------------------------------  -----------  -------------------
      (State or other jurisdiction of  Commission     (IRS Employer
       incorporation or organization)  File Number  Identification No.)

               2 Christie Heights Street Leonia, New Jersey 07605
                    (Address of principal executive offices)

                                 (201) 840-4700
                           (Issuer's telephone number)

                 N/A (Former name or former address, if changed
                               since last report.)

This report, in addition to the Company's recent historical results and condition, contains statements concerning certain trends and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements, in some cases, can otherwise be identified by terminology such as "may," "will," "should," "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," or "continue," the negative of these terms or other comparable terminology. These statements involve a number of risks and uncertainties including, but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; new products; technological changes; the Company's dependence on third party suppliers; intellectual property rights; difficulties with the integration of SMS; and other risks. For any of these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, Public Law 104-67, as amended.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report and are based on information currently and reasonably known. The Company undertakes no obligation to release any revisions to or update these forward-looking statements to reflect events or circumstances that occur after the date of this Report or to reflect the occurrence or effect of anticipated or unanticipated events.


ITEM 2. AQUISITION OR DISPOSITION OF ASSETS

On April 2, 2004, Infocrossing, Inc. (the "Company") announced that it had acquired all of the outstanding capital stock of ITO Acquisition Corporation, a California corporation doing business as Systems Management Specialists ("SMS"), from ITO Holdings, LLC ("Holdings") for approximately $35 million in cash and 135,892 shares of common stock of the Company (the "Acquisition"). The Acquisition was effected pursuant to a Stock Purchase Agreement, dated as of March 3, 2004 (the "Stock Purchase Agreement"), between Holdings and the Company. The Company issued a press release announcing consummation of the Acquisition.

SMS, headquartered in Orange County, California, provides computing operations, business process outsourcing and managed application services to clients primarily located in the western United States. SMS's principal assets consist of rights under contracts, leases and licenses of the equipment, real estate and intellectual property used in performing its business. From and after the Acquisition, the Company anticipates that SMS will continue to operate its business as a wholly owned subsidiary of the Company.

On April 2, 2004, the Company amended and restated its term loan agreement, dated as of October 21, 2003 (the "Term Loan Agreement"), among the Company, CapitalSource Finance LLC ("CapitalSource"), as agent and lender, and the other lenders that are party thereto to provide funding for the Acquisition. As amended, the Term Loan Agreement provides for a Tranche A facility and a Tranche B facility. The Company contributed $15 million in proceeds from the Tranche B facility to Holdings to consummate the Acquisition. The Term Loan Agreement is subject to certain restrictive covenants and is guaranteed by all of the Company's subsidiaries, including SMS, which entered into a guarantee and security agreement with CapitalSource (the "Guaranty and Security Agreement") to support the Term Loan Agreement. The Term Loan Agreement is also secured by a pledge of substantially all of the assets of the Company and all of its subsidiaries, including SMS, pursuant an amended and restated stock pledge agreement (the "Stock Pledge Agreement").

As disclosed on Form 8-K filed on April 1, 2004, the Company consummated a $30.6 million private placement of 2,917,000 shares of its common stock, the net proceeds of which were used in part to provide funding for the Acquisition.

Immediately following the Acquisition, the Company appointed Patrick A. Dolan as President and Chief Operating Officer of the Company. Mr. Dolan, who previously served as a manager of Holdings and the Chairman and Chief Executive Officer of SMS, was also appointed to serve as the President of SMS. In addition, Robert B. Wallach, the former President of the Company, was promoted to the position of Vice-Chairman of the Board.

The Stock Purchase Agreement, the Term Loan Agreement, the Guaranty and Security Agreement, the Stock Pledge Agreement, and Mr. Dolan's Employment Agreement are incorporated by reference herein and are attached hereto as exhibits, and the above descriptions of those documents and the transactions contemplated thereby are qualified in their entirety by reference to those exhibits. Reference is hereby made to the Company's press release dated April 5, 2004 relating to the Acquisition, which press release is attached hereto as Exhibits 99.1 and incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Financial Statements of Business Acquired.

          The financial statements required by this Item are not included herein but will be filed by amendment not later than 60 days after the date that this report must be filed.

     (b)  Pro Forma Financial Information

          The financial statements required by this Item are not included herein but will be filed by amendment not later than 60 days after the date that this report must be filed.

     (c)  Exhibits:

          2.1 Stock Purchase Agreement, dated as of March 3, 2004, between the Company and Holdings.

          10.1 Amended and Restated Term Loan Agreement, dated as of April 2, 2004, among the Company, the lenders party thereto and CapitalSource.

          10.2 Guaranty and Security Agreement, dated as of April 2, between SMS and CapitalSource.

          10.3 Amended and Restated Stock Pledge Agreement, dated as of April 2, 2004, among the Company, Amquest, Inc. and CapitalSource.

          10.4 Employment Agreement, dated as of April 2, 2004 by and between the Company and Patrick A. Dolan.

          10.5 Employment Agreement, dated as of April 2, 2004 by and between the Company and Jim Cortens.

          99.1 Press Release dated April 5, 2004.

                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        INFOCROSSING, INC.


Date:  April 7, 2004                   /s/ WILLIAM J. McHALE
                                        ----------------------------------------
                                        William J. McHale
                                        Senior Vice President of Finance